Exhibit 99.1

Callaway Golf Company Announces Full Repayment of Term Loan B

CARLSBAD, Calif., June 1, 2026 /PRNewswire/ — Callaway Golf Company (NYSE: CALY)(the “Company”) today announced that it has repaid in full the remaining approximately $163 million outstanding under its term loan B facility, following its voluntary prepayment of $1 billion of term loan B debt in January 2026. The repayment was funded with cash on hand, further simplifying the Company’s capital structure. Immediately following the repayment, the Company had approximately $53 million of remaining gross debt, consisting of approximately $44 million under its Japan ABL facility and approximately $9 million of equipment notes and finance leases, as well as unrestricted cash and cash equivalents of over $150 million. The repayment will reduce future cash interest expense and enhance financial flexibility.

“This final repayment marks an important milestone in the balance sheet actions we outlined earlier this year,” said Brian Lynch, Chief Financial Officer and Chief Legal Officer. “With our term loan B now fully repaid, we are well positioned to continue executing our capital allocation priorities with a strong balance sheet.”

This repayment is consistent with the Company’s previously communicated capital allocation priorities of reinvesting in the business, maintaining a healthy balance sheet and returning capital to shareholders. The Company continues to expect to end the year in a net cash to zero net leverage position.

About Callaway Golf Company

Callaway Golf Company (NYSE: CALY), is a premium golf equipment, gear and apparel company with a portfolio of global brands, including Callaway Golf, Odyssey, TravisMathew, and OGIO. Through an unwavering commitment to innovation and premium craftsmanship, Callaway designs, manufactures, and sells high-performance golf clubs, golf balls, apparel, bags, and other accessories—setting the standard for performance in the game of golf. For more information, please visit https://ir.callawaygolf.com.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company’s net leverage and cash balances at the end of the year, future cash interest expense, capital allocation priorities and positioning to return capital to shareholders, health of the Company’s balance sheet and financial flexibility, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “would,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns. Actual results may differ materially from those estimated or anticipated as a result of the risks and unknowns identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 or other risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact

Patrick Burke

invrelations@callawaygolf.com